UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 26, 2005

ADVANCED ANALOGIC TECHNOLOGIES

INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-51349	77-0462930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 East Arques Avenue

Sunnyvale, CA 94085

(Address of principal executive offices, including zip code)

(408) 737-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 26, 2005, Advanced Analogic Technologies Incorporated (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with Nicholas Aretakis in connection with Mr. Aretakis’ appointment to the position of Vice President of Worldwide Sales of the Company.

Pursuant to the terms of the Letter Agreement, Mr. Aretakis will receive an annualized base salary of $240,000 and will be eligible to receive an annual incentive bonus upon the Company’s achievement of specified revenue objectives. The Letter Agreement also provides Mr. Aretakis with a temporary living allowance and a relocation allowance.

The Letter Agreement further provides that Mr. Aretakis will receive, subject to the approval of the Company’s Board of Directors, (i) a stock option to purchase 450,000 shares of Common Stock of the Company with a four-year vesting schedule, 25% after one year and quarterly thereafter, and (ii) a stock option to purchase up to an additional 150,000 shares with a vesting schedule subject to the Company’s achievement of specified revenue objectives in 2006 and 2007.

Pursuant to the terms of the Letter Agreement, if Mr. Aretakis’ employment is terminated by the Company without cause, Mr. Aretakis will receive a severance package of six months continued base salary and health benefits and six months accelerated vesting of stock options. In addition, pursuant to the Letter Agreement and the Company’s standard Change of Control Agreement for executive officers, in the event that within 12 months following a change of control of the Company Mr. Aretakis’ employment is terminated without cause or is constructively terminated, Mr. Aretakis will receive a lump sum payment equal to 12 months of his base salary, and all unvested stock options granted to Mr. Aretakis will become fully vested.

In connection with Mr. Aretakis’ employment with the Company, Mr. Aretakis is expected to enter into the Company’s standard form of Indemnification Agreement.

On November 1, 2005, the Company issued a press release announcing the appointment of Mr. Aretakis as Vice President of Worldwide Sales.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

/s/ Brian R. McDonald
Brian R. McDonald
Chief Financial Officer, Vice President of Worldwide Finance and Secretary

Date: November 1, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 1, 2005.